Exhibit 2.13
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of the date of this report, Coca-Cola FEMSA, S.A.B. de C.V. (“Coca-Cola FEMSA,” “our company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 10 units	KOF	NYSE
Units, each consisting of 3 Series B shares and 5 Series L shares, without par value*	—	NYSE
Series B shares, without par value*	—	NYSE
Series L shares, without par value*	—	NYSE
2.750% Senior Notes due 2030	—	NYSE
1.850% Senior Notes due 2032	—	NYSE
__________________
*    Not for trading, but only in connection with the registration of American Depositary Shares (“ADSs”) representing such units or shares, pursuant to the requirements of the Securities and Exchange Commission.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2020 (our “2020 Form 20-F”).
I. Description of Our Capital Stock
Our capital stock is divided into four series of shares, in each case without par value: Series A shares, Series B shares, Series D shares, and Series L shares. Our bylaws require that at least 75.0% of our capital stock be comprised of ordinary shares with full voting rights (i.e., the Series A shares, Series D shares and Series B shares). Our capital stock may be comprised of no more than 25.0% of shares with limited voting rights (i.e., the Series L shares). Series A shares must at all times constitute at least 50.1% of all outstanding common shares with full voting rights (i.e., excluding the Series L shares) and may only be held by Mexican investors. Series B shares jointly with Series D shares may not exceed 49.9% of all outstanding common shares with full voting rights (i.e., excluding the Series L shares).
The following is a summary of certain provisions of our bylaws and Mexican law relating to our Series B shares, our Series L shares and the units. The summary is not complete. Our Series B shares, our Series L shares and the units are described in greater detail in our bylaws, which are attached to our 2020 Form 20-F as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections of our annual report for additional information. See “Item 10. Additional Information—Bylaws” in our 2020 Form 20-F.

Description of Our Series B and Series L Shares
Voting Rights, Transfer Restrictions and Certain Minority Rights
Series B shares have full voting rights, and Series L shares have limited voting rights. Series B shares and Series L shares are freely transferable in the form of units, for so long as Series B shares and Series L shares trade together as units. If the units are unwound, as described below under “Description of Our Units,” the underlying Series B shares and Series L shares will be freely transferable on an individual basis. None of our Series B shares or Series L shares are exchangeable for shares of a different series. The rights of all series of our capital stock (including the Series B and Series L shares) are substantially identical except as described herein and under “Item 10. Additional Information—Bylaws” in our 2020 Form 20-F.

Under our bylaws, holders of Series L shares are entitled to vote in limited circumstances. They may appoint for election and elect up to three of our maximum of 21 directors and, in certain circumstances where holders of Series L shares have not voted for the director elected by holders of the majority of these series of shares, they may be entitled to elect and remove one director, through a general shareholders meeting, for every 10.0% they own of all issued, subscribed and paid shares of our capital stock, pursuant to the Mexican Securities Market Law, up to a maximum number of three directors out of the total of 21 directors. In addition, they are entitled to vote on certain matters, including certain changes in our corporate form, mergers involving our company when our company is the merged entity or when the principal corporate purpose of the merged entity is not related to the corporate purpose of our company, and the cancellation of the registration of our shares in the Mexican Stock Exchange or any other foreign stock exchange.
Pursuant to the Mexican Securities Market Law, minority shareholders are entitled to a number of protections. These protections include provisions that permit:
•    holders of 5.0% of our outstanding capital stock, either individually or as a group, to bring an action for liability against our directors, the secretary of the board of directors and certain key officers;
•    holders of 10.0% of our outstanding capital stock entitled to vote, including in a limited or restricted manner, either individually or as a group, to require the chairman of the board of directors or the chairmen of the Audit or Corporate Practices Committees to call a shareholders meeting;
•    holders of 10.0% of our outstanding capital stock entitled to vote, including in a limited or restricted manner, either individually or as a group, to request at any shareholders meeting that resolutions be postponed with respect to any matter on which they considered they were not sufficiently informed;
•    for every 10.0% of our outstanding capital stock entitled to vote, including in a limited or restricted manner, held either individually or as a group, to appoint one member of our board of directors and one alternate member of our board of directors up to the maximum number of directors that each series is entitled to appoint under our bylaws; if a holder or group of holders of Series B shares are entitled to appoint a director, the shareholders meeting will reduce the number of directors entitled to be appointed by holders of another series of shares; provided that, the number of directors entitled to be appointed by holders of Series D shares will remain unchanged, unless otherwise agreed; and
•    holders of 20.0% of our outstanding capital stock, either individually or as a group, to oppose any resolution adopted at a shareholders meeting in which they are entitled to vote and file a petition for a court order to suspend the resolution temporarily within 15 days following the adjournment of the meeting at which the action was taken, provided that (1) the challenged resolution violates Mexican law or our bylaws, (2) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution and (3) the opposing shareholders deliver a bond to the court to secure payment for any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholder.
Shareholders Meetings
General shareholders meetings may be ordinary meetings or extraordinary meetings. Extraordinary meetings are those called to consider certain specific matters provided for in the Mexican General Corporations Law, including: amendments to our bylaws, liquidation, dissolution, merger and transformation from one form of company to another, issuance of preferred stock and increases and reductions of the fixed portion of our capital stock. In addition, our bylaws require an extraordinary meeting to consider the cancellation of the registration of our equity securities with the RNV maintained by the CNBV and the delisting of our equity securities from the Mexican Stock Exchange or any other foreign stock exchanges on which our equity securities may be listed, the amortization of distributable earnings into capital stock, and issuances of treasury shares for future subscription and payment. All other matters, including increases or decreases affecting the variable portion of our capital stock, are considered at an ordinary meeting.
Pursuant to Mexican law, an ordinary annual meeting must be held at least once each year (1) to consider the approval of our financial statements for the preceding fiscal year, (2) to determine the allocation of the profits of the preceding fiscal year and (3) to appoint, remove or ratify the members of our board of directors. The holders of Series B shares are entitled to vote in such ordinary annual meeting regarding all three matters mentioned above, and the holders of Series L shares are exclusively entitled to vote in relation to the appointment of members of the board of directors (i.e. up to three directors and their respective alternate directors). Further, any transaction to be entered into by us or our subsidiaries within the following fiscal year that represents 20.0% or more of our consolidated assets must be approved at an ordinary shareholders meeting at which holders of Series L shares are entitled to vote.

The quorum for ordinary and extraordinary meetings at which holders of Series L shares are not entitled to vote is 76.0% of the holders of our fully subscribed and paid voting shares. Resolutions adopted at such ordinary or extraordinary shareholders meetings are valid when adopted with the affirmative vote of holders of at least a majority of our fully subscribed and paid voting shares voting (and not abstaining) at the meeting, including the affirmative vote of holders of a majority of the Series D shares. However, for a shareholders meeting to vote on a payment of dividends in an amount not to exceed 20.0% of the preceding years’ consolidated net profits, the approval of our financial statements for the preceding fiscal year with an unqualified auditor’s opinion, or our normal operations plan, our bylaws only require a quorum of a majority of our fully subscribed and paid voting shares and resolutions are validly adopted at such meeting with the affirmative vote of a majority of the holders of our voting shares voting (and not abstaining) at the meeting.
Under our bylaws, holders of Series B shares are entitled to vote on all matters discussed at an ordinary or extraordinary meeting. These holders are entitled to elect and remove one director for every 10.0% of all issued, subscribed and paid shares of our capital stock that they may hold either individually or as a group, up to a maximum number of three directors out of the total of 21 directors.
The quorum for an extraordinary meeting at which holders of Series L shares are entitled to vote is 82.0% of all of our fully subscribed and paid shares, and resolutions issued at such extraordinary meeting are valid when adopted with the affirmative vote of holders of at least a majority of our fully subscribed and paid shares voting (and not abstaining) at the meeting. The following matters may be approved in such a meeting:
•    changes in our corporate form from one type of company to another (other than changing from a variable capital to fixed-capital corporation and vice versa); and
•    any merger where we are not the surviving entity or any merger with an entity whose principal corporate purposes are different from those of the Registrant or its subsidiaries.
Series L shares will also be entitled to vote on any other matters for which the Mexican Securities Market Law expressly allows Series L shares to vote.
In the event of cancellation of the registration of any of our shares with the RNV, whether by order of the CNBV or at our request with the prior consent of 95.0% of the holders of our outstanding capital stock, our bylaws and the Mexican Securities Market Law require us to make a public offer to acquire these shares prior to their cancellation.
Holders of Series L shares may attend, but not address, meetings of shareholders at which they are not entitled to vote.
Mexican law provides for a special meeting of shareholders to allow holders of shares of a specific series to vote as a class on any action that would prejudice exclusively the rights of holders of such series. There are no procedures for determining whether a particular proposed shareholder action requires a class vote, and Mexican law does not provide extensive guidance on the criteria to be applied in making such a determination. Holders of Series B and Series L shares at their respective special meetings or at an annual ordinary meeting, must appoint, remove or ratify directors, as well as determine their compensation. The quorum for special meetings of any series of shares is 75.0% of the holders of the fully subscribed and paid shares of the series entitled to attend such special meeting. Except for resolutions to unwind the units into individual Series B and Series L shares as described above, resolutions adopted at a special shareholders meeting are valid when adopted by the holders of at least a majority of the fully subscribed and paid shares of the series entitled to attend such special meeting. Resolutions to unwind the units into individual Series B shares and Series L shares as described above are valid when adopted by the holders of at least 51.0% of each of the fully subscribed and paid Series B shares and Series L shares.
Shareholders meetings may be called by the board of directors, the Audit Committee or the Corporate Practices Committee and, under certain circumstances, a Mexican court. For every 10.0% or more of our capital stock held by holders, either individually or as a group, such holders may require the chairman of the board of directors, or the chairmen of the Audit Committee or Corporate Practices Committee to call a shareholders meeting. A notice of meeting and an agenda must be published in a newspaper of general circulation in Mexico City or in the electronic system maintained by the Mexican Ministry of Economy at least 15 days prior to the meeting. Notices must set forth the place, date and time of the meeting and the matters to be addressed and must be signed by whoever convened the meeting. All relevant information relating to the shareholders meeting must be made available to shareholders starting on the date of publication of the notice. To attend a meeting, shareholders must deposit their shares with the corresponding trust institution or with Indeval, or an institution for the deposit of securities prior to the meeting as indicated in the notice. If entitled to attend the meeting, a shareholder may be represented by an attorney-in-fact or vote by proxy.

Dividend Rights
At the annual ordinary meeting of holders of Series A, Series B, and Series D shares, the board of directors submits our financial statements for the previous fiscal year, together with a report thereon by the board of directors. Once the holders have approved the financial statements, they determine the allocation of our net income for the preceding year. Mexican law requires the allocation of at least 5.0% of net income to a legal reserve, which is not subsequently available for distribution until the amount of the legal reserve equals 20.0% of our capital stock. Thereafter, the holders of Series A, Series B and Series D shares may determine and allocate a certain percentage of net income to any general or special reserve, including a reserve for open-market purchases of our shares. The remainder of net income is available for distribution in the form of dividends to the shareholders.
All shares outstanding and fully paid (including Series L shares) at the time a dividend or other distribution is declared are entitled to share equally in the dividend or other distribution. No series of shares is entitled to a preferred dividend. Shares that are only partially paid, participate in a dividend or other distributions proportionately based on the amount actually paid at the time of the dividend or other distributions. Treasury shares are not entitled to dividends or other distributions.
Changes in Capital Stock
According to our bylaws, any change in our authorized capital stock requires a resolution of a shareholders meeting. We are permitted to issue shares representing fixed capital and shares representing variable capital. The fixed portion of our capital stock may be increased or decreased only by amendment of our bylaws adopted by a resolution at an extraordinary shareholders meeting. The variable portion of our capital stock may be increased or decreased by resolution of an ordinary shareholders meeting without amending our bylaws. All changes in the fixed or variable capital have to be registered in our capital variation registry book, as required by the applicable law. A capital stock increase may be effected through the issuance of new shares for payment in cash or in kind, or by capitalization of indebtedness or of certain items of equity. Treasury stock may only be sold pursuant to a public offering.
Preemptive Rights
The Mexican Securities Market Law permits the issuance and sale of shares through a public offering without granting shareholders preemptive rights, if permitted by the bylaws and upon, among other things, authorization of the CNBV and the approval of the extraordinary shareholders meeting called for such purpose. Under Mexican law and our bylaws, except in limited circumstances (including mergers, sale of repurchased shares, convertible securities into shares and capital increases by means of payment in kind for shares or shares issued in return for the cancellation of debt), in the event of an increase in our capital stock, a holder of record generally has the right to subscribe shares of a series held by such holder sufficient to maintain such holder’s existing proportionate holding of shares of that series. Preemptive rights must be exercised during a term fixed by the shareholders at the meeting declaring the capital increase, which term must last at least 15 days following the publication of notice of the capital increase through an electronic system of the Mexican Ministry of Economy. Shares subject to a preemptive rights offering, with respect to which preemptive rights have not been exercised, may be sold by us to third parties on the same terms and conditions previously approved by the shareholders or the board of directors. Under Mexican law, preemptive rights cannot be waived in advance or be assigned, or be represented by an instrument that is negotiable separately from the corresponding shares.
Redemption
Our fully paid shares are subject to redemption in connection with either (1) a reduction of capital stock or (2) a redemption with distributable earnings, which, in either case, must be approved by our shareholders. The shares subject to any such redemption would be selected by us by lot or in the case of redemption with distributable earnings, by purchasing shares by means of a tender offer conducted on the Mexican Stock Exchange, in accordance with the Mexican General Corporations Law and the Mexican Securities Market Law.
Repurchase of Shares
According to our bylaws, and subject to the provisions of the Mexican Securities Market Law and under rules promulgated by the CNBV, we may freely repurchase our own shares for a maximum amount in Mexican pesos previously approved by our shareholders meeting. In accordance with the Mexican Securities Market Law, our subsidiaries may not purchase, directly or indirectly, shares of our capital stock or any security that represents such shares.

Forfeiture of Shares
As required by Mexican law, our bylaws provide that non-Mexican holders of our shares are (1) considered to be Mexican with respect to such shares that they acquire or hold and (2) may not invoke the protection of their own governments in respect of the investment represented by those shares. Failure to comply with our bylaws may result in a penalty of forfeiture of a shareholder’s capital stock in favor of the Mexican state. Under this provision, a non-Mexican holder of our shares (including a non-Mexican holder of ADSs) is deemed to have agreed not to invoke the protection of its own government by asking such government to commence a diplomatic claim against the Mexican state with respect to its rights as a shareholder, but is not deemed to have waived any other rights it may have, including any rights under the United States securities laws, with respect to its investment in our company. If a shareholder invokes governmental protections in violation of this agreement, its shares may be forfeited to the benefit of the Mexican state.
Appraisal Rights
Whenever the shareholders approve a change of corporate purpose, change of nationality or change the corporate form of our company, any shareholder entitled to vote on such change that has voted against it, may withdraw as a shareholder of our company and have its shares redeemed at a price per share calculated as specified under applicable Mexican law, provided that it exercises its right within 15 days following the adjournment of the meeting at which the change was approved. In this case, the shareholder would be entitled to the reimbursement of its shares, in proportion to our assets in accordance with the last approved balance sheet. Because holders of Series L shares are not entitled to vote on certain types of these changes, these withdrawal rights are available to holders of Series L shares in fewer cases than to holders of other series of our capital stock.
Liquidation
Upon our liquidation, one or more liquidators may be appointed to wind up our affairs. All fully paid and outstanding shares of capital stock (including Series L and Series B shares) will be entitled to participate equally in any distribution upon liquidation. Shares that are only partially paid will be entitled to participate in any distribution upon liquidation in the proportion that they have been paid at the time of liquidation. There are no liquidation preferences for any series of our shares.
Description of Our Units
Holders of the Units are entitled to the same rights and are subject to the same restrictions regarding dividends, voting rights, transfers, minority rights, ownership, redemption, repurchases, changes in capital stock, preemptive rights, appraisal rights, liquidation and forfeiture as apply to the underlying Series B and Series L shares that form each Unit. See “Description of Our Series B and Series L Shares” above.
According to our bylaws, during the fifth year after the creation of the Units, the Units may be unwound into the underlying Series B and Series L shares through a special shareholders meeting which will require 75% of each of the Series B and the Series L shares to be present or represented and the affirmative vote of holders representing at least 51% of the fully subscribed and paid shares of each series. Alternatively, our board of directors may at any time submit for vote to the holders of Series B and Series L shares whether to unwind the Units into Series B and Series L shares. The board of directors would need to provide three months’ notice of the special shareholders meeting, and the same quorum and voting thresholds would apply. If the holders of the Series B and Series L shares vote to unwind the Units, the underlying Series B and Series L shares would trade separately on the Mexican Stock Exchange one year after the approval.
Description of American Depositary Shares
The Bank of New York Mellon serves as the depositary for the ADSs (the “Depositary”) pursuant to an Amended and Restated Deposit Agreement dated April 11, 2019, between Coca-Cola FEMSA and The Bank of New York Mellon, as ADS depositary (the “Deposit Agreement”). ADSs represent ownership interests in securities that are on deposit with the Depositary. The Depositary typically appoints a custodian to safekeep the securities on deposit. The Deposited Securities are deposited with BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, the custodian and agent of the Depositary in Mexico (the “Custodian”). ADSs are normally evidenced by certificates that are commonly known as American Depositary Receipts (“ADRs”). So long as any ADSs are listed on one or more stock exchanges in the United States, the Depositary will act as registrar or, with our approval, appoint a registrar or one or more co-registrars, for registration of ADRs in accordance with any requirements of such exchanges.
Set forth below is a summary description of the material terms of the ADSs and the material rights of a holder of ADSs. Because it is a summary, it does not describe every aspect of the ADSs and the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement, which includes the form of ADR. The Deposit Agreement is attached to our 2020 Form 20-F as Exhibit 2.1.

Under the Deposit Agreement, the Depositary executes and delivers ADRs. Each ADS represents 10 Units, each Unit consisting of three Series B shares and five Series L shares (together, the “Deposited Securities”). If the Units are unwound, as described in “Description of Our Units,” we expect that each ADS will continue to represent the same underlying 30 Series B shares and 50 Series L shares. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by us and the Depositary as owners of ADSs.
Procedures for Voting
Holders of ADSs receive notice of shareholders meetings from the Depositary in sufficient time to enable such holders to return voting instructions to the Depositary in a timely manner. We give the Depositary notice of our shareholder meetings with time in advance so that the Depositary may notify holders of ADSs of upcoming vote requests and request their instructions. The Depositary does not vote or attempt to exercise the right to vote that attaches to the Deposited Securities, other than in accordance with the instructions received by an ADS holder. Upon written request of any holder or beneficial owner of ADSs received on or before the date established by the Depositary for such purpose, the Depositary will (a) as early as practicable prior to such meeting, issue to such beneficial owner an admission ticket for such meeting and (b) notify us, at least two Mexico City business days prior to such meeting, of the identity of such beneficial owner.
Dividends and Distributions
Holders of ADSs have the right to receive dividends and distributions made on the Deposited Securities. Receipt of these distributions may be limited, however, by practical considerations and legal restrictions. Holders will receive distributions they are entitled to receive under the terms of the Deposit Agreement in proportion to the number of ADSs they hold as of a specified record date.
Dividends on the Deposited Securities are paid in Mexican pesos. Whenever a dividend or distribution is made on the Deposited Securities, the Depositary will convert the cash dividend or other cash distribution into U.S. dollars and distribute the proceeds as promptly as practicable in proportion to the number of ADSs held, so long as the conversion pursuant to applicable law is reasonable and the U.S. dollars are transferable into the United States. The amounts distributed to ADS holders will be net of fees, expenses, taxes and governmental charges payable by the ADS holders under the terms of the Deposit Agreement and applicable law. If the Depositary determines that Mexican pesos received by it cannot be converted on a reasonable basis or transferred into the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period, the Depositary will (a) as to that portion of Mexican pesos that is convertible into Dollars, make such conversion and, if permitted by applicable law, transfer such U.S. dollars to the United States for distribution to ADS holders and (b) as to the nonconvertible balance, if any, (i) if requested in writing by an ADS holder, distribute or cause the Custodian to distribute the Mexican pesos (or an appropriate document evidencing the right to receive Mexican pesos) received by the Depositary or Custodian to such holder and (ii) the Depositary will hold or will cause the Custodian to hold any amounts of nonconvertible Mexican pesos not distributed (without liability for interest) for the respective accounts of the ADS holders entitled to receive the cash dividend or distribution. Mexico does not currently impose any restrictions on the payment and transfer of U.S. dollars outside of Mexico.
Whenever we make a free distribution of Deposited Securities, the Depositary may, after consultation with us, and will if we shall so request, distribute as promptly as practicable to holders of ADSs entitled thereto, in proportion to the number of ADSs held by them, additional ADSs evidencing an aggregate number of ADSs representing the amount of Deposited Securities received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Deposited Securities and the issuance of ADSs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary. If additional ADSs are not so distributed, each ADS will thereafter also represent the additional securities distributed upon the Deposited Securities represented. The Depositary will distribute only whole numbers of ADSs. The Depositary will sell any remaining fractional entitlements and distribute the proceeds of that sale in the same manner as in a cash distribution. The distribution of ADSs will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement and applicable law. In order to pay those taxes and governmental charges, the Depositary may sell all or a portion of the Deposited Securities.

Whenever we intend to offer rights to the holders of Deposited Securities to subscribe for additional securities or any other rights of any other nature, after consultation with us, the Depositary will determine the procedure to be followed in making such rights available to ADS holders or in disposing of such rights for the benefit of such ADS holders and making the net proceeds available in U.S. dollars to such ADS holders. If the Depositary determines it is lawful and feasible, the Depositary may, and will, at our request, make the rights available to ADS holders by means of warrants or otherwise. If the Depositary distributes warrants or other instruments for rights to purchase additional Deposited Securities, holders of ADSs may instruct the Depositary to exercise such rights and upon payment by such holder to the Depositary of an amount equal to the purchase price of the Deposited Securities to be received upon the exercise of such rights and the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary will, on behalf of such holder, exercise the rights and purchase such Deposited Securities, and we will cause such Deposited Securities so purchased to be delivered to the Depositary on behalf of such holder. As agent for such holder, the Depositary will cause the Deposited Securities so purchased to be deposited with the Custodian and will execute and deliver ADSs to such holder. If the Depositary determines that it is not lawful or feasible to make the rights available to ADS holders but that it is lawful and feasible to sell the rights, the Depositary may, and will if we request, sell the rights, warrants or other instruments at public or private sale, at such place or places and upon proper terms, allocating the net proceeds of the sale for the accounts of the ADS holders otherwise entitled to such rights, warrants or other instruments upon an averaged or other practicable basis without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of an ADS or otherwise.
We may, in our sole discretion, decide not to register under the Securities Act securities to which such rights relate where registration under the Securities Act may be required in connection with the offer or sale of such securities. In such case, ADS holders would not be permitted to purchase such securities or otherwise exercise such rights and the Depositary may dispose of such rights for the account of such holders as described in the prior paragraph. Such a disposal of such rights may reduce the equity interest of the holders of ADSs in us. Because Mexican law prohibits the issuance of preemptive rights in negotiable form, it is unlikely that there will be any opportunity for the Depositary to sell preemptive rights.
If the Depositary determines that a distribution of property other than cash (including Deposited Securities or subscription rights for Deposited Securities) is subject to any taxes or governmental charges that the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay such taxes or charges, and thereafter will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or charges to the ADS holders entitled thereto.
Notices, Reports, and Proxy Soliciting Materials
On or before the day we send a notice of any shareholders meeting or any adjourned meeting, or any taking of any action in respect of any cash or other distributions, we will send to the Depositary and the Custodian a copy of the notice.
We will also promptly furnish to the Depositary and the Custodian English translations of any reports, notices or other communications generally transmitted to shareholders. If requested in writing by us, the Depositary will arrange for the mailing, at our expense (unless otherwise agreed by us and the Depositary), of copies of such notices, reports and communications to all holders of ADSs.
The Depositary will make available for inspection by ADS holders at its corporate trust office any reports and communications received from us, including any proxy soliciting material distributed by us, which are both (a) received by the Depositary, the Custodian or a nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by us. The Depositary will also, upon written request, send to ADS holders copies of such reports and communications, including any such proxy soliciting material, furnished by us as provided in the Deposit Agreement.
We are required to file certain reports with the Commission pursuant to the Exchange Act. Such reports are available for review and copying at the public reference facilities of the Commission. We are exempt from the rules under the Exchange Act prescribing the furnishing and the content of proxy statements.
Amendment, Extension or Termination of the Deposit
The form of the ADRs and the Deposit Agreement may be amended at any time by us and the Depositary without the consent of holders of ADSs.

Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of ADS holders, will not affect the outstanding ADSs until the expiration of 30 days after notice of such amendment has been given to the holders of outstanding ADSs. Every holder of an ADS at the time such amendment becomes effective will be deemed, by continuing to hold such ADS, to consent and agree to such amendment and to be bound by the amended Deposit Agreement. Except to comply with mandatory provisions of applicable law, in no event may any amendment impair the right of any ADS holder to surrender its ADSs in exchange for the Deposited Securities or other deposited securities represented by those ADSs.
If we so instruct, the Depositary will terminate the Deposit Agreement by mailing a termination notice to the holders of all applicable ADSs then outstanding at least 30 days prior to the date fixed in such notice for the termination. The Depositary may also terminate the Deposit Agreement at any time 60 days after the Depositary shall have delivered to us a notice of its election to resign. If any ADSs remain outstanding after the date of termination, the Depositary will discontinue the registration of transfers of ADSs subject to the Deposit Agreement, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under such Deposit Agreement, except (1) the collection of dividends and other distributions pertaining to the Deposited Securities, (2) the sale of rights and other property as provided in the Deposit Agreement and (3) the delivery of Deposited Securities, together with any dividends or other distributions and the net proceeds of the sale of any rights or other property received, in exchange for surrendered ADSs subject to the applicable terms of the Deposit Agreement, including the payment of the fees and other charges of the Depositary. At any time after the expiration of two months from the date of termination, the Depositary may sell the Deposited Securities and hold the net proceeds, together with any other cash then held, without liability for interest, in trust for the pro rata benefit of the holders of ADSs that have not already been surrendered. After making such sale, the Depositary will be discharged from all its obligations to us except for certain indemnification and accounting obligations. Upon the termination of the Deposit Agreement, we will also be discharged of all obligations, except for certain obligations to the Depositary.
Execution and Transfer
The ADSs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books, after consultation with us, at any time and from time to time, (a) after consultation with us to the extent practicable, when deemed expedient by it in connection with the performance of its duties or (b) at our reasonable request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADS, the delivery of any distribution thereon or withdrawal of Deposited Securities, we, the registrar, the Depositary, or the Custodian may require payment from the person presenting the ADS or the depositor of such Deposited Securities of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax, charge or fee with respect to the Deposited Securities being deposited or withdrawn) and payment of any applicable fees payable to the Depositary. The Depositary may refuse to deliver ADSs, register the transfer of any ADS or make any distribution of, or related to, the underlying Deposited Securities until it has received proof of citizenship or residence, exchange control approval, legal or beneficial ownership of the ADSs or other securities. The execution and delivery or transfer of ADSs generally may be suspended during any period when the transfer books of the Depositary or our transfer books are closed or if any such action is deemed necessary or advisable by the Depositary or us at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or any securities exchange on which the Deposited Securities or ADSs are listed, or under any provision of the Deposit Agreement, or for any other reason.
ADS holders may inspect the transfer books of the Depositary at any reasonable time, provided that such inspection will not be for the purpose of communicating with holders of ADSs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADSs.
Deposit and Withdrawal of Deposited Securities
The Deposited Securities are deposited with the Custodian in an account maintained with Indeval and registered in the name of the Custodian. The Custodian is the holder of record of all Deposited Securities represented by ADSs. Subject to the terms and conditions of the Deposit Agreement, upon transfer of additional Deposited Securities to the account of the Custodian at Indeval, the Depositary must execute and deliver additional ADRs.
Ownership of beneficial interests in the Deposited Securities transferred in this way must be shown on, and transfers of the ownership of such interests must be effected through, records maintained by Indeval or institutions with accounts at Indeval.

When Deposited Securities are deposited or evidence of rights to receive Deposited Securities by physical delivery or electronic transfer is given to the Custodian, the Depositary will execute and deliver ADRs, either to its corporate trust office, or upon written order directly to named person(s) for the number of ADSs issuable in respect of such deposit of Deposited Securities. The deposit of Deposited Securities or evidence of rights to receive Deposited Securities must be accompanied by appropriate instruments or evidence of transfer acceptable to the Custodian, a delivery order and any other documents the Custodian or the Depositary may require. The ADR delivery will only be made upon payment of applicable fees, taxes and other charges.
A holder of ADSs is entitled to surrender its ADSs to the Depositary for cancellation and to receive delivery of the Deposited Securities represented by its ADSs. In order to withdraw the Deposited Securities represented by its ADSs, the holder withdrawing will be required to pay the fees of the Depositary for cancellation of its ADSs and the charges and taxes payable for the transfer of the deposited securities being withdrawn. A holder will have the right to withdraw the Deposited Securities at any time except for:
•    temporary delays caused by closing of the transfer books of the Depositary or our transfer books, or the deposit of securities in connection with voting at a shareholder’s meeting or the payment of dividends;
•    obligations to pay fees, taxes and similar charges; or
•    compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of the Deposited Securities.

Upon surrender of ADSs at the corporate trust office of the Depositary, and after payment of the fees, taxes and governmental charges provided in the Deposit Agreement and, subject to the terms and conditions of the Deposit Agreement, ADS holders are entitled to delivery, to them or upon their order, of the Deposited Securities (or, if the Deposited Securities are in book entry form, registration of ownership) and any other property represented by the surrendered ADSs. The delivery will be made at the office of the Custodian except that the Depositary may deliver any property at its office. The holder withdrawing the ADSs assumes the risk for delivery of all funds and securities upon withdrawal.
Preemptive Rights
As a result of applicable United States securities laws, holders of ADSs may be restricted in their ability to participate in the exercise of preemptive rights under the terms of the Deposit Agreement. Shares subject to a preemptive rights offering, with respect to which preemptive rights have not been exercised, may be sold by us to third parties on the same terms and conditions previously approved by the shareholders or the board of directors. Under Mexican law, preemptive rights cannot be waived in advance or be assigned, or be represented by an instrument that is negotiable separately from the corresponding shares.
Limitation Upon the Liability of the Depositary
Neither the Depositary nor the Registrant are liable to holders of ADSs (a) if prevented or delayed in performing their obligations under the Deposit Agreement by the law of any country, by any governmental authority or by any circumstances beyond their control or any provision of our bylaws or of the Deposited Securities deposited pursuant to the Deposit Agreement, (b) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement, (c) for the inability of any holder or beneficial owner of ADSs to benefit from any distribution, offering, right or other benefit that is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to holders or beneficial owners of ADSs, or (d) for any special, consequential, indirect or punitive damages as a result of any breach of the terms of the Deposit Agreement. Neither the Depositary nor the Registrant will be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any governmental authority, any person presenting securities for deposit, any holder or beneficial owner of ADSs or any other person believed by it in good faith to be competent to give such advice or information.
In addition, the Depositary will not be liable for (a) any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary, (b) the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of ADSs or Deposited Securities or otherwise; provided that the Depositary performed its obligations without negligence or bad faith, or (c) any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.
Our obligations and those of the Depositary to holders of ADSs under the Deposit Agreement are expressly limited to performing their respective duties specified therein without negligence or bad faith.
Fees and Charges
An ADS holder is required to pay the following fees and charges to the Depositary:

•    a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution, delivery and surrender of ADRs;
•    a fee of $0.02 or less per ADS (or portion thereof) for cash distributions;
•    a fee for the distribution of securities or rights equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities, but which securities or rights are instead distributed by the Depositary to the ADSs holders;
•    an annual fee of $0.05 or less per ADS (or portion thereof) for depositary services; and
•    any other charge payable by the Depositary, the Custodian, or any of the Depositary’s other agents in connection with the servicing of Deposited Securities or other deposited securities.

An ADS holder is also responsible for paying or reimbursing the Depositary for expenses, taxes and governmental charges including, but not limited to:
•    transfer and registration fees charged by the registrar and transfer agent for eligible and deposited securities, such as upon deposit of eligible securities and withdrawal of deposited securities;
•    expenses for cable, telex and fax transmissions and for delivery of securities;
•    expenses incurred for converting Mexican pesos into U.S. dollars; and
•    taxes and duties upon the transfer of securities, such as when eligible securities are deposited or withdrawn.

Note that the fees and charges that a holder of ADSs is required to pay vary over time and may be changed by us and the Depositary.

II. Description of Notes
Each series of notes listed on the NYSE and set forth on the cover page to our 2020 Form 20-F was issued pursuant to an effective registration statement and a related prospectus and prospectus supplement.
The following table sets forth each relevant series of notes (the “notes”) registered pursuant to Section 12(b) of the Exchange Act:

Series	Date of Issuance	Principal Amount	Interest	Interest Payment Date	Maturity Date	Indenture
2.750% Senior Notes due 2030	January 22, 2020	US$1,250 million	2.750%	January 22 and July 22 of each year, beginning on July 22, 2020	January 22, 2030	Indenture, dated February 5, 2010, as amended by the Eighth Supplemental Indenture, dated January 22, 2020.
1.850% Senior Notes due 2032	September 1, 2020	US$705 million	1.850%	March 1 and September 1 of each year, beginning on March 1, 2021	September 1, 2032	Indenture, dated February 5, 2010, as amended by the Tenth Supplemental Indenture, dated September 1, 2020
The following is a summary of the general terms and provisions of the notes. The summary is not complete and is subject to, and qualified in its entirety by reference to, all of the definitions and provisions of the indenture, dated February 5, 2010, as amended, by the eighth supplemental indenture, dated January 22, 2020 (the “2030 Notes Indenture”) in the case of the 2.750% Senior Notes due 2032 (the “2030 Notes”), and by the tenth supplemental indenture, dated September 1, 2020 (the “2032 Notes Indenture,” and together with the 2030 Notes Indenture, the “indentures”) in the case of the 1.850% Senior Notes due 2032 (the “2032 Notes”).

In this section, references to:
•    “Coca-Cola FEMSA,” “we,” “us” and “our” are to Coca-Cola FEMSA, S.A.B. de C.V. only and do not include our subsidiaries or affiliates;
•    “Guarantors” are to Propimex, S. de R.L. de C.V., Comercializadora La Pureza de Bebidas, S. de R.L. de C.V., Grupo Embotellador Cimsa, S. de R.L. de C.V., Refrescos Victoria del Centro, S. de R.L. de C.V., Distribuidora y Manufacturera del Valle de México, S. de R.L. de C.V., Yoli de Acapulco, S. de R.L. de C.V. and Controladora Interamericana de Bebidas, S. de R.L. de C.V., which are our wholly owned subsidiaries and the guarantors of the notes;
•    “holders” mean those who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company (“DTC”) or in notes registered in street name; and
•    “significant subsidiary” means any of our subsidiaries that meets the definition of significant subsidiary under Regulation S-X as promulgated by the SEC. As of December 31, 2020, our significant subsidiaries consisted of Propimex, S. de R.L. de C.V., Controladora Interamericana de Bebidas, S. de R.L. de C.V., Spal Indústria Brasileira de Bebidas, S.A., Distribuidora y Manufacturera del Valle de México, S. de R.L. de C.V. and Servicios Refresqueros del Golfo y Bajío, S. de R.L. de C.V.

Principal and Interest
2030 Notes
The aggregate principal amount of 2030 Notes is U.S.$1,250,000,000. The 2030 Notes will mature on January 22, 2030. The 2030 Notes accrue interest at a rate of 2.750% per year from January 22, 2020. Interest on the 2030 Notes is payable on January 22 and July 22 of each year and on the maturity date, to the holders in whose names the 2030 Notes are registered at the close of business on the 15th day (whether or not a business day) immediately preceding such payment date.

2032 Notes
The aggregate principal amount of 2032 Notes is U.S.$705,000,000. The 2032 Notes will mature on September 1, 2032. The 2032 Notes accrue interest at a rate of 1.850% per year from September 1, 2020. Interest on the 2032 Notes is payable on March 1 and September 1 of each year and on the maturity date, to the holders in whose names the 2032 Notes are registered at the close of business on the 15th day (whether or not a business day) immediately preceding such payment date.

General
Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. We compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.
“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City or Mexico City generally are authorized or obligated by law, regulation or executive order to close and (b) in the case of notes issued in certificated form, a day on which banks and financial institutions are generally open for business in New York City.
If any payment is due on the notes on a day that is not a business day, we make the payment on the next business day. Payments postponed to the next business day in this situation are treated under the indenture as if they were made on the original payment date. Postponement of this kind does not result in a default under the notes or the indenture, and no interest accrues on the postponed amount from the original payment date to the next business day.
Subsidiary Guarantors
Each of the Guarantors has irrevocably and unconditionally guaranteed, on a joint and several basis, the full and punctual payment of principal, premium, if any, interest, additional interest and any other amounts that may become due and payable by us in respect of the notes and the indenture. If we fail to pay any such amount that is due and required to be paid, holders may seek payment from any Guarantor.
If any such payments are subject to withholding for or on account of any taxes, duties, assessments or other governmental charges imposed with respect to that payment by a Taxing Jurisdiction (as defined below), the Guarantors will pay additional interest to the holders of the notes so that the net amount received equals the amount that would have been received absent such withholding, as described in, and subject to the limitations set forth under, “—Payment of Additional Interest”.
Ranking of the Notes and the Guarantees
The notes are our unsecured and unsubordinated obligations. As a result, the notes are not secured by any of our assets or properties and are effectively subordinated to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations. The notes are structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries in respect of assets of and revenue generated by such non-guarantor subsidiaries. In the event of dissolution, liquidation, reorganization, concurso mercantil, bankruptcy, quiebra or other similar proceeding by or against us, the notes would rank equal in right of payment with all our other existing and future unsecured and unsubordinated obligations, and junior to certain obligations given preference under applicable law, including tax, labor and social security obligations. The notes do not restrict our ability or the ability of our subsidiaries to incur additional indebtedness in the future.
With respect to each Guarantor, its guarantee of the notes are the unsecured and unsubordinated obligation of such Guarantor. As a result, the guarantee of each such Guarantor is not secured by any of the assets or properties of such Guarantor and is effectively subordinated to all of the existing and future secured obligations of such Guarantor to the extent of the value of the assets securing such obligations. In the event of dissolution, liquidation, reorganization, concurso mercantil, bankruptcy, quiebra or other similar proceeding by or against a Guarantor, the guarantee of such Guarantor would rank equal in right of payment with all other existing and future unsecured and unsubordinated obligations of such Guarantor, and junior to certain obligations given preference under applicable law, including tax, labor and social security obligations.
Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of the notes in claims to assets of our subsidiaries.
Currency of Payment
All payments in respect of the notes and the guarantees, including, without limitation, payments of principal, premium, if any, interest and additional interest must be made in U.S. dollars.

Stated Maturity and Maturity
The day or dates on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal of the notes. On the stated maturity of the principal of the notes, the full principal amount of the notes will become due and payable. The principal may become due before the stated maturity by reason of redemption or acceleration after a default. The day or dates on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.
We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.
Form and Denominations
The notes were issued only in registered form without coupons and in minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. The notes were issued in the form of global notes.
Changes not Requiring Approval
Some changes do not require the approval of holders of notes. These changes are limited to specific kinds of changes, such as (i) curing any ambiguity, or correcting or supplementing any provision in the supplemental indenture which may be defective or inconsistent with any other provision therein, (ii) making changes to conform the provisions contained in the supplemental indenture to the relevant description of the notes and description of the guarantees sections contained in the prospectus and prospectus supplement relating to the notes, (iii) the addition of covenants, events of default or security, and (iv) other clarifications and changes that would not adversely affect the right of holders of notes in any material respect.
Payment of Additional Interest
We are required by Mexican law to deduct Mexican withholding taxes from payments of interest (or amounts deemed interest) to holders of notes who are not residents of Mexico for tax purposes.
Subject to the limitations and exceptions described below, we pay to holders of the notes all additional interest that may be necessary so that every net payment of interest or principal (including any premium paid upon redemption of the notes and any discount or other amount deemed interest under Mexican law), if any, to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that we or our paying agent pays the holder after we deduct or withhold an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such additional interest) by a Mexican taxing authority or the taxing authority of any other country under whose laws we or any successor of us (assuming the obligations of the notes, the base indenture and any applicable supplemental indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”).
Our obligation to pay additional interest is, however, subject to several important exceptions. We are not required to pay additional interest to or on behalf of any holder or beneficial owner, or to the trustee, for or on account of any of the following:
•    any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a debt security or the enforcement of rights with respect to a debt security);
•    any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to the notes;
•    any taxes, duties, assessments or other governmental charges imposed solely because the holder or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the holder or any beneficial owner of the debt security if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that holders will be required to provide such information and identification;
•    any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on the notes;

•    any taxes, duties, assessments or other governmental charges with respect to a debt security presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holders of such debt security would have been entitled to such additional interest on presenting such debt security for payment on any date during such 15-day period;
•    any payment on a debt security to a holder that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional interest had the beneficiary, settlor, member or beneficial owner been the holder of such debt security;
•    any taxes imposed under FATCA; and
•    any combination of the items in the bullet points above.

The limitations on our obligations to pay additional interest described in the third bullet point above will not apply if the provision of information, documentation or other evidence described in the applicable bullet point would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a debt security, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under U.S. tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice.
Applicable Mexican regulations currently allow us to withhold at a reduced rate, provided that we comply with certain information reporting requirements. Accordingly, the limitations on our obligations to pay additional interest described in the third bullet point above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in the applicable bullet point is expressly required by the applicable Mexican regulations, (b) we cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on our own through reasonable diligence and (c) we otherwise would meet the requirements for application of the applicable Mexican regulations.
In addition, the limitation described in the third bullet point above does not require that any person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund, tax exempt organization, financial institution or any other holder or beneficial owner of a debt security, register with, or provide information to, the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), or with the Mexican Tax Administration Service (Servicio de Administración Tributaria) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.
We will remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with the applicable law of the Taxing Jurisdiction. We will also provide the trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the trustee evidencing the payment of taxes in respect of which we have paid any additional interest. We will provide copies of such documentation to the holders of the notes or the relevant paying agent upon request.
In the event that additional interest actually paid with respect to the notes pursuant to the preceding paragraphs is based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the holder of such notes, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended) (the “Code”), as in effect on the date of issuance of the notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
Redemption of Notes
We may not redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund (meaning that we will not deposit money on a regular basis into any separate account to repay the notes). In addition, holders will not be entitled to require us to repurchase their notes before the stated maturity.

Optional Redemption With “Make-Whole” Amount
2030 Notes
We have the right at our option to redeem the 2030 Notes, in whole at any time or in part from time to time prior to October 22, 2029 (the date that is three months prior to the stated maturity date of the 2030 Notes or the “2030 Notes Par Call Date”), on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2030 Notes to be redeemed on such redemption date and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon through the 2030 Notes Par Call Date, as if the 2030 Notes were redeemed on the 2030 Notes Par Call Date (exclusive of accrued and unpaid interest to the redemption date on the principal amount of the 2030 Notes being redeemed on such redemption date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest and any additional interest thereon to, but excluding, the redemption date.
2032 Notes

We have the right at our option to redeem the 2032 Notes, in whole at any time or in part from time to time prior to June 1, 2032 (the date that is three months prior to the stated maturity date of the 2032 Notes or the “2032 Notes Par Call Date,” and each of the 2030 Notes Par Call Date and the 2032 Notes Par Call Date, a “Par Call Date”), on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2032 Notes to be redeemed on such redemption date and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon through the 2032 Notes Par Call Date, as if the 2032 Notes were redeemed on the 2032 Notes Par Call Date (exclusive of accrued and unpaid interest to the redemption date on the principal amount of the 2032 Notes being redeemed on such redemption date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest and any additional interest thereon to, but excluding, the redemption date.

General

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from the redemption date to the relevant Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the period from the redemption date to the relevant Par Call Date.
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations quoted to an Independent Investment Banker selected by us for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if such Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.
“Reference Treasury Dealer” means (i) with respect to the 2030 Notes, each of BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC or their respective affiliates, which are primary U.S. government securities dealers in New York City, and (ii) with respect to the 2032 Notes, each of BofA Securities, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or their respective affiliates, which are primary U.S. government securities dealers in New York City, and, in each case, two other leading primary United States government securities dealers in New York City reasonably designated by us in writing; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker selected by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to such Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Par Redemption
On and after the relevant Par Call Date, we have the right, at our option, to redeem the notes, in whole at any time or in part from time to time, on at least 15 days’ but not more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the notes to be redeemed on such redemption date, plus accrued and unpaid interest and any additional interest thereon to, but excluding, the redemption date.
Open Market Purchases
We or any of our affiliates may at any time purchase notes in the open market or otherwise at any price. Any such purchased notes will not be resold, except in compliance with applicable requirements or exemptions under the relevant securities laws.
General Provisions for Optional Redemption
On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the notes to be redeemed on such date and additional interest thereon. If less than all of the outstanding notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate or in accordance with the applicable procedures of DTC.
We may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.
Tax Redemption
If either:
•    as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the date the notes were first issued, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional interest in excess of that attributable to a withholding tax rate of 4.9% with respect to the notes; or
•    in the event that we or any successor of us (assuming the obligations of the notes and the indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of our assets and properties) are organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which we or a successor become subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, we would be obligated on the next succeeding interest payment date, after taking such measures as we may consider reasonable to avoid this requirement, to pay additional interest in excess of that attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the notes, then we may, at our option, redeem the notes, in whole but not in part, at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount of the notes being redeemed, plus accrued and unpaid interest and any additional interest due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which we would be obligated to pay this additional interest if a payment on the notes were then due and (2) at the time such notice of redemption is given such obligation to pay such additional interest remains in effect.

Prior to the giving of any notice of redemption for taxation reasons, we will deliver to the trustee:
•    a certificate signed by one of our duly authorized representatives stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right of redemption for taxation reasons have occurred; and
•    an opinion of legal counsel (which may be our in-house counsel) of recognized standing to the effect that we have or will become obligated to pay such additional interest as a result of such change or amendment.

This notice, after it is delivered to the holders, will be irrevocable.
Covenants
Holders of the notes benefit from certain covenants contained in the indenture and affecting our ability to incur liens to secure debt, enter into sale and leaseback transactions, merge or consolidate with other entities and take other specified actions, as well as requiring us to provide certain reports or information to holders of notes.
Limitation on Liens
We may not, and we may not allow any of our significant subsidiaries to, create, incur, issue or assume any liens on our or their respective property to secure debt for borrowed money where such debt secured by such liens would exceed an aggregate amount equal to the greater of (1) U.S.$1.0 billion and (2) 20.0% of our Consolidated Tangible Assets less, in each case, the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to the first bullet point under “—Limitation on Sales and Leasebacks,” unless we secure the notes equally with, or prior to, the debt for borrowed money secured by such liens. This restriction does not, however, apply to the following:
•    liens on property acquired and existing on the date the property was acquired or arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation of such acquisition;
•    liens on any property securing debt incurred or assumed for the purpose of financing its purchase price or the cost of its construction, improvement or repair; provided that such lien attaches to the property within 12 months of its acquisition or the completion of its construction, improvement or repair and does not attach to any other property;
•    liens existing on any property of any subsidiary prior to the time that the subsidiary became a subsidiary of ours or liens arising after that time under contractual commitments entered into prior to and not in contemplation of that event;
•    liens on any property securing debt owed by any of our subsidiaries to us or to another of our subsidiaries;
•    liens existing on the date the notes of the relevant series are issued;
•    liens resulting from the deposit of funds or evidence of debt in trust for the purpose of defeasing our debt or the debt of any of our subsidiaries;
•    any (i) liens for taxes, assessments and other governmental charges and (ii) attachment or judgment liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”);
•    liens on accounts receivable, inventory or bottles and cases to secure working capital or revolving credit debt incurred in the ordinary course of business; and
•    liens arising out of the refinancing, extension, renewal or refunding of any debt described above, provided that the aggregate principal amount of such debt is not increased and such lien does not extend to any additional property.

“Consolidated Tangible Assets” means at any time the total assets (stated net of properly deductible items, to the extent not already deducted in the computation of total assets) appearing on our consolidated balance sheet less all goodwill and intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with IFRS.
Limitation on Sales and Leasebacks
We may not, and we may not allow any of our significant subsidiaries to, enter into any sale and leaseback transaction without effectively providing that the notes will be secured equally and ratably with or prior to the sale and leaseback transaction, unless:

•    the aggregate amount of attributable debt of us and our significant subsidiaries pursuant to this bullet point would not exceed an aggregate amount equal to the greater of (1) U.S.$1.0 billion or (2) 20.0% of our Consolidated Tangible Assets less, in each case, the aggregate principal amount of our and our significant subsidiaries’ indebtedness then outstanding that is secured by any lien on any property as described in “—Limitation on Liens” (without giving effect to any indebtedness secured by the liens described in the bullet points thereof); or
•    we or one of our subsidiaries, within 12 months of the sale and leaseback transaction, retire debt not owed to us or any of our subsidiaries that is not subordinated to the notes or invest in equipment, plant facilities or other fixed assets used in the operations of us or any of our subsidiaries, in an aggregate amount equal to the greater of (1) the net proceeds of the sale or transfer of the property or other assets that are the subject of the sale and leaseback transaction and (2) the fair market value of the property leased.

Notwithstanding the foregoing, we and/or our significant subsidiaries may enter into sale and leaseback transactions that solely refinance, extend, renew or refund sale and leaseback transactions permitted under the bullet points above and the restriction described in the preceding paragraph will not apply to such sale and leaseback transactions.
“Sale and leaseback transaction” means a transaction or arrangement between us or one of our subsidiaries and a bank, insurance company or other lender or investor where we or our subsidiary leases property for an initial term of three years or more that was or will be sold by us or our significant subsidiary to that lender or investor for a sale price of U.S.$15 million (or its equivalent in other currencies) or more.
“Attributable debt” means, with respect to any sale and leaseback transaction, the lesser of (1) the fair market value of the asset subject to such transaction and (2) the present value, discounted at a rate per annum equal to the discount rate of a capital lease obligation with a like term in accordance with IFRS, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.
Provision of Information
We must furnish the trustee with copies of our annual report and the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including our annual reports on Form 20-F and reports on Form 6-K, within 15 days after we file them with the SEC. In addition, we must make the same information, documents and other reports available, at our expense, to holders who so request in writing.
If, in the future, we are not required to file such information, documents or other reports pursuant to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee copies of the audited annual financial statements within 120 days after the end of our fiscal year and copies of the unaudited quarterly financial statements within 60 days of the end of each of the first three fiscal quarters of each year.
If any of our senior executive officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, we will deliver a certificate to the trustee describing the details thereof and the action we are taking or propose to take.
If we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act at any time when debt securities are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, we will furnish to any holder of notes, or to any prospective purchaser designated by such holder, financial and other information described in Rule 144A(d)(4) with respect to us to the extent required to permit such holder to comply with Rule 144A in connection with any resale of the notes held by such holder.
Merger, Consolidation or Sale of Assets
We may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our assets and properties and may not permit any person to consolidate with or merge into us, unless all of the following conditions are met:
•    if we are not the successor person in the transaction, the successor expressly assumes our obligations under the notes and the indenture;
•    immediately after the transaction, no default under the notes has occurred and is continuing. For this purpose, “default under the notes” means an event of default or an event that would be an event of default with respect to the notes if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. See “—Defaults, Remedies and Waiver of Defaults”; and

•    we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating, among other things, that the transaction complies with the indenture.

If the conditions described above are satisfied, we will not have to obtain the approval of the holders in order to merge or consolidate or to sell or otherwise dispose of our properties and assets substantially as an entirety. In addition, these conditions will apply only if we wish to merge into or consolidate with another person or sell or otherwise dispose of all or substantially all of our assets and properties. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another person, any transaction that involves a change of control of our company, but in which we do not merge or consolidate, or any transaction in which we sell or otherwise dispose of less than substantially all our assets.
A Guarantor may not consolidate with or merge into any other person or, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets and properties and may not permit any person to consolidate with or merge into it, unless substantially the same conditions set forth above are satisfied with respect to such Guarantor.
Defaults, Remedies and Waiver of Defaults
Holders of the notes have special rights if an event of default with respect to the notes occurs and is not cured.
Events of Default
Each of the following is an “event of default” with respect to the notes of each series:
•    we fail to pay interest on any note of such series within 30 days after its due date;
•    we fail to pay the principal or premium, if any, of any note of such series on its due date;
•    we remain in breach of any covenant in the indenture for the benefit of holders of the notes of such series, for 90 days after we receive a notice of default (sent by the trustee at the written request of holders of not less than 25.0% in principal amount of the notes of such series to us or by the holders of at least 25.0% in principal amount of the notes of such series to us and the trustee) stating that we are in breach;
•    we or any of our significant subsidiaries experience a default or event of default under any instrument relating to debt, prior to its maturity, that results in the acceleration of an aggregate principal amount equal to or greater than U.S.$150 million (or its equivalent in other currencies);
•    a final judgment is rendered against us or any of our significant subsidiaries in an aggregate amount in excess of U.S.$100 million (or its equivalent in other currencies) that is not discharged or bonded in full within 90 days, for 10 days after we receive a notice of this default (sent by the trustee at the written request of holders of not less than 25.0% in principal amount of the notes of such series to us or by the holders of at least 25.0% in principal amount of the notes of such series to us and the trustee); or
•    we or any of our significant subsidiaries file for bankruptcy, or other events of bankruptcy, insolvency or reorganization or similar proceedings occur relating to us or any of our significant subsidiaries.

If an event of default with respect to the notes of a series occurs and is not cured or waived, the trustee, at the written request of holders of not less than 25% in principal amount of the outstanding notes of such series, may declare the entire principal amount of all the notes of such series to be due and payable immediately, and upon any such declaration the principal, any accrued interest and any additional interest shall become due and payable. If, however, an event of default with respect to the notes of a series occurs because of a bankruptcy, insolvency or reorganization relating to us or any of our significant subsidiaries, the entire principal amount of the notes of such series and any accrued interest and any additional interest will be automatically accelerated, without any action by the trustee or any holder and any principal, interest or additional interest will become immediately due and payable.
Each of the situations described in the preceding paragraph is called an acceleration of the maturity of the notes. At any time after a declaration of acceleration with respect to the notes of a series is made and before a judgment for payment has been obtained, the holders of a majority in aggregate principal amount of the outstanding notes of such series (except in the event of an event of default arising from bankruptcy, insolvency or reorganization or similar proceedings) may rescind and annul such declaration and its consequences, provided that all amounts then due (other than amounts due solely because of such acceleration) have been paid and all other defaults with respect to the notes of such series have been cured or waived.
If any event of default occurs, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use under the circumstances in conducting his or her own affairs.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection, known as an indemnity, from expenses and liability. Subject to the trustee’s right to receive an indemnity that is reasonably satisfactory to it, the holders of a majority in principal amount of the outstanding notes of a series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in writing in performing any other action under the indenture with respect to the notes of a series.
Before a holder of any notes of a series bypasses the trustee and brings its own lawsuit or other formal legal action or takes other steps to enforce its rights or protect its interests relating to the notes of such series, the following must occur:
•    the holder must give the trustee written notice that an event of default has occurred with respect to the notes of such series and the event of default has not been cured or waived;
•    the holders of not less than 25% in principal amount of the outstanding notes of such series must make a written request that the trustee take action with respect to the notes of such series because of the default and they or other holders must offer to the trustee indemnity satisfactory to the trustee against the cost and other liabilities incurred by complying with such request;
•    the trustee must not have taken action for 60 days after the above steps have been taken; and
•    during those 60 days, the holders of a majority in aggregate principal amount of the outstanding notes of such series must not have given the trustee directions that are inconsistent with the written request previously delivered by the holders of not less than 25% in principal amount of the outstanding notes of such series.

A holder is entitled, however, at any time to bring a lawsuit for the payment of money due on any notes of a series held by that holder on or after its due date.
Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.
Defeasance
We may, at our option, elect to terminate (1) all of our or the Guarantors’ obligations with respect to the notes of a series (“legal defeasance”), except for certain obligations, including those regarding any trust established for defeasance and obligations relating to the transfer and exchange of the notes of such series, the replacement of mutilated, destroyed, lost or stolen notes of such series, the maintenance of agencies with respect to the notes of such series and the rights, powers, trusts, duties, immunities and indemnities and other provisions in respect of the trustee or (2) our or the Guarantors’ obligations under certain covenants in the indenture, so that any failure to comply with such obligations will not constitute an event of default (“covenant defeasance”) in respect of the notes of such series. In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the trustee U.S. dollars or such other currency in which the notes of a series are denominated (the “securities currency”), government obligations of the United States or a government, governmental agency or central bank of the country whose currency is the securities currency, or any combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants delivered to the trustee, to pay the principal, premium, if any, and interest (including additional amounts) in respect of the notes of such series then outstanding on the maturity date of the notes of such series, and comply with certain other conditions, including, without limitation, the delivery of opinions of counsel as to specified tax and other matters.
If we elect either legal defeasance or covenant defeasance with respect to the notes of a series, we must so elect it with respect to all of the outstanding notes of such series.
Currency Indemnity
We and the Guarantors, jointly and severally, will indemnify the trustee and any holder of notes against any loss incurred by the trustee or such holder as a result of any judgment for any amount due under the indenture and the notes being expressed and paid in a currency other than in the U.S. dollar. Our obligations and the obligations of the Guarantors under the notes will be discharged only to the extent that the trustee or the relevant holder is able to purchase U.S. dollars with any other currency paid to the trustee or that holder in accordance with any judgment or otherwise. If the trustee or the holder cannot purchase U.S. dollars in the amount originally to be paid, we and each of the Guarantors have agreed to pay the difference. The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to us or the applicable Guarantor, as the case may be. The holder will not be obligated to make this reimbursement if we or the Guarantors are in default of our obligations under the notes.

Notices
As long as we issue notes in global form, notices to be given to holders will be given to DTC in accordance with its applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the register maintained by the security registrar, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.